Exhibit 99.1

Blueprint Medicines and CStone Pharmaceuticals Announce Exclusive Collaboration and License Agreement to Develop and Commercialize Avapritinib, BLU-554 and BLU-667 in Greater China

-- Combines Blueprint Medicines’ Lead Clinical Programs with CStone Pharmaceutical’s Regional Expertise --

-- Expands BLU-554 Development Program in Hepatocellular Carcinoma with Plans to Bring Ongoing Monotherapy Trial to China and Initiate Proof-of-Concept Combination Trial with CS1001 in China --

-- Blueprint Medicines to Receive $40 Million Upfront Payment and is Eligible to Receive Up to $346 Million in Potential Development, Regulatory and Sales-Based Milestones --

CAMBRIDGE, Mass. and SUZHOU, China, June 4, 2018 – Blueprint Medicines Corporation (NASDAQ:BPMC), a leader in discovering and developing targeted kinase medicines for patients with genomically defined diseases, and CStone Pharmaceuticals, a privately-held biopharmaceutical company devoted to developing a new generation of innovative drugs, today announced an exclusive collaboration and license agreement for the development and commercialization of avapritinib, BLU-554 and BLU-667 in Mainland China, Hong Kong, Macau and Taiwan, either as monotherapies or combination therapies. Discovered and developed by Blueprint Medicines, avapritinib, BLU-554 and BLU-667 are potent and highly selective investigational kinase medicines that have each demonstrated clinical proof-of-concept in genomically defined subsets of patients with cancer. Blueprint Medicines will retain all rights to the licensed products in the rest of the world.

The collaboration strengthens CStone Pharmaceuticals’ portfolio with exclusive rights in the territory to three clinical-stage targeted therapies and expands Blueprint Medicines’ global efforts to address patient populations with high unmet needs.  CStone Pharmaceuticals will lead clinical development of the licensed products in the territory by leveraging its regulatory expertise and broad local network, with the goal of commercializing the licensed products in the territory either as monotherapies or combination therapies. In addition, the companies plan to initiate a proof-of-concept clinical trial in China evaluating BLU-554 in combination with CS1001,  a clinical-stage anti-programmed death ligand-1  (PD-L1) immunotherapy being developed by CStone Pharmaceuticals, as a first-line therapy for patients with hepatocellular carcinoma (HCC).

“Founded by seasoned executives with deep global and regional development experience and with a growing portfolio of potentially complementary cancer therapies, CStone Pharmaceuticals is an ideal partner in China,” said Jeff Albers, Chief Executive Officer of Blueprint Medicines. “With recent regulatory reforms in China and the emergence of innovative companies like CStone Pharmaceuticals, we believe this forward-looking collaboration has the potential to expand our ability to address significant patient needs in Greater China while supporting global development of avapritinib, BLU-554 and BLU-667. In particular, we are excited to announce the expansion of the BLU-554 clinical development program in China, where more than half of all new cases of hepatocellular carcinoma worldwide occur each year.”

“We are thrilled to enter into this collaboration with Blueprint Medicines, a leader in the discovery and development of highly selective kinase medicines, as the first step in a potentially long-term strategic partnership,” said Frank Jiang, Chief Executive Officer of CStone Pharmaceuticals. “Based on the compelling clinical data reported to date, we believe Blueprint Medicines’ targeted therapies – avapritinib, BLU-554 and BLU-667 –  hold promise for dramatically altering the treatment landscape for patients in China with gastrointestinal stromal tumors, hepatocellular carcinoma, non-small cell lung cancer and other cancers. In addition, our rich pipeline of investigational cancer medicines enables exploration of combination treatment approaches with the potential to further improve patient outcomes worldwide.”

Subject to the terms of the agreement, Blueprint Medicines will receive an upfront cash payment of $40.0 million and will be eligible to receive up to approximately $346.0 million in potential milestone payments, including $118.5 million related to development and regulatory milestones and $227.5 million related to sales-based milestones.  In addition, CStone Pharmaceuticals will be obligated to pay Blueprint Medicines tiered percentage royalties on a licensed product-by-licensed product basis ranging from the mid-teens to low twenties on annual net sales of each licensed product in the territory, subject to adjustment in specified circumstances.

Pursuant to the terms of the agreement, CStone Pharmaceuticals will be responsible for conducting all development and commercialization activities in the territory related to the licensed products. In addition, CStone Pharmaceuticals will be responsible for costs related to the development of the licensed products in the territory, other than specified costs related to the development of BLU-554 as a combination therapy in the territory that will be shared by the companies.

About Avapritinib

Avapritinib is an orally available, potent and highly selective inhibitor of KIT and PDGFRα. Preclinical data have shown that avapritinib is active across a broad spectrum of KIT and PDGFRα mutations, including KIT D816V, PDGFRα D842V and KIT exon 17 mutations, for which there are limited or no effective treatment options. Blueprint Medicines is initially developing avapritinib, an investigational medicine, for the treatment of patients with advanced gastrointestinal stromal tumors (GIST) and advanced systemic mastocytosis.

In June 2017, avapritinib received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of patients with unresectable or metastatic GIST harboring the PDGFRα D842V mutation. Previously, the FDA granted orphan drug designation and fast track designation to avapritinib.  In addition, the European Commission has granted orphan drug designation to avapritinib. In May 2018, Blueprint Medicines announced plans to submit a New Drug Application to the FDA for avapritinib for the treatment of PDGFRα D842V-driven GIST in the first half of 2019.

About BLU-554

BLU-554 is an orally available, potent, irreversible inhibitor of FGFR4. BLU-554 was specifically designed by Blueprint Medicines to inhibit FGFR4 with exquisite selectivity, thereby sparing the paralogs FGFR1, FGFR2 and FGFR3. Blueprint Medicines is developing BLU-554, an investigational medicine, for the treatment of patients with FGFR4-activated HCC. Blueprint Medicines estimates that approximately 30 percent of patients with HCC have tumors with aberrantly activated FGFR4 signaling. The FDA has granted orphan drug designation to BLU-554.

About BLU-667

BLU-667 is an orally available, potent and highly selective inhibitor designed to target RET fusions, mutations and predicted resistance mutations. Blueprint Medicines is developing BLU-667, an investigational medicine, for the treatment of patients with RET-altered non-small cell lung cancer (NSCLC), medullary thyroid cancer and other solid tumors. BLU-667 was discovered by Blueprint Medicine’s research team leveraging its proprietary compound library. The FDA has granted orphan drug designation to BLU-667.

About CS1001

CS1001 is an investigational monoclonal antibody directed against PD-L1 being developed by CStone Pharmaceuticals. Authorized by the U.S.-based Ligand Corporation, CS1001 is a monoclonal antibody developed by the OMT transgenic animal platform, which can generate fully human antibodies in one step. As a fully human, full-length anti-PD-L1 monoclonal antibody, CS1001 mirrors natural G-type immune globulin 4 (IgG4) human antibody, which could reduce the risk of immunogenicity and potential toxicities in patients, a unique advantage over similar drugs.

A first-in-human Phase I study (CS1001-101) has been conducted by CStone Pharmaceuticals since October 2017 to evaluate the safety, tolerability, pharmacokinetics and anti-tumor activity of CS1001 in patients with advanced tumors in China. The Phase Ia (dose escalation) portion was completed in May 2018, and the Phase Ib  (dose expansion) portion has recently started patient recruitment. In parallel, several pivotal studies are underway, including tumor types with high incidence and prevalence rates in China.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of targeted and potent kinase medicines to improve the lives of patients with genomically defined diseases. Its approach is rooted in a deep understanding of the genetic blueprint of cancer and other disease driven by the abnormal activation of kinases. Blueprint Medicines is advancing multiple programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma, systemic mastocytosis, non-small cell lung cancer, medullary thyroid cancer and other advanced solid tumors, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

About CStone Pharmaceuticals

CStone Pharmaceuticals is a clinical stage biopharmaceutical company devoted to the development of innovative drugs. With a broad pipeline, the company engages in the development of cancer therapeutics with a special focus on immuno-oncology based combination therapies. All members of the management team are seasoned executives from top multinational pharmaceutical companies. CStone has successfully built up its core competency in clinical development and translational medicine.  The company is backed by prestigious VC/PE funds via two financing rounds to date, raising $150 million in a Series A round in July 2016, followed by $260 million in a Series B round in May 2018. With an experienced team, a rich pipeline, a robust R&D model, and substantial funding, CStone is well positioned as the partner of choice for multinational pharmaceutical / biotech companies to develop drugs in China and the Asia-Pacific region. For more information about CStone Pharmaceuticals, please visit: www.cstonepharma.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the collaboration and license agreement between Blueprint Medicines and CStone Pharmaceuticals, including anticipated milestone and other payments under the collaboration; expectations regarding Blueprint Medicines’ ability to expand its programs for avapritinib, BLU-554 and BLU-667 globally and in the territory;  the potential benefits of Blueprint Medicines’ or CStone Pharmaceuticals’ current and future drug candidates, whether as a monotherapy or combination therapy, in treating patients, including patients in the territory;  expectations regarding the impact of current or future regulatory reforms in the territory;  plans and expectations regarding combination treatment approaches with CStone Pharmaceuticals’ current or future drug candidates; plans and timelines for expanding Blueprint Medicines’ ongoing Phase 1 clinical trial for BLU-554 to the territory; plans and timelines for initiating a proof-of-concept clinical trial in China evaluating BLU-554 in combination with CS1001 as a first-line therapy for patients with HCC; expectations regarding Blueprint Medicines’ global efforts to address patient populations with high unmet needs;  and Blueprint Medicines’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines’ drug candidates, including avapritinib, BLU-554, BLU-667 and BLU-782; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates, including companion diagnostic tests for BLU-554 for FGFR4-driven HCC, avapritinib for PDGFRα D842V-driven GIST and BLU-667 for RET-driven NSCLC; the success of Blueprint Medicines’ current and future collaborations, including its cancer immunotherapy collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. and its collaboration with CStone Pharmaceuticals. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the Securities and Exchange Commission (SEC) on May 2, 2018, and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Blueprint Medicines Investor and Media Relations Contacts

Kristin Hodous

617-714-6674

KHodous@blueprintmedicines.com

Jim Baker

617-844-8236

JBaker@blueprintmedicines.com

CStone Pharmaceuticals Media and Investor Relations Contacts

Bing Yuan

+86-21-61047718

yuanb@cstonepharma.com